Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Strong Second Quarter Fiscal 2017 Results

ATLANTA, May 4, 2017 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2017.
“We had a terrific second quarter - with improvements in both home sales and closings, higher average sales prices, better gross margins and a lower SG&A ratio, all contributing to a substantial increase in EBITDA,” said Allan Merrill, Beazer’s President and CEO. “We also positioned ourselves for future growth through increased land spending, expansion of our Gatherings business and the strengthening of our balance sheet.”
Mr. Merrill continued, “Our selling proposition - to provide extraordinary value at an affordable price to Millennial and Active Adult buyers - is perfectly aligned with both our operating experience and powerful demographic trends.  That’s why we remain confident in our ability to drive significant improvements in returns and profitability in the years ahead.”
The Company reported a loss for the quarter of $7.5 million, including a $15.6 million loss from the early extinguishment of debt incurred as part of the Company’s refinancing activity. Excluding that charge, as well as abandonment and impairment costs in the quarter, net income would have been approximately $2.5 million.
Beazer Homes Fiscal Second Quarter 2017 Highlights and Comparison to Fiscal Second Quarter 2016:

•	Adjusted EBITDA for the current quarter was $33.2 million, up $7.0 million, or nearly 27% over the prior year quarter.

•	Revenue was higher by 11.8% due to a 7.7% increase in home closings and 3.8% increase in average selling price.

•
Homebuilding gross margin excluding interest, impairments and abandonments was 20.7%, up 50 basis points, driven by increased home prices as well as the Company’s cost control and improved cycle time initiatives.

Other Operational Highlights:

•	Sales per community per month of 3.4, up 9%

•	New home orders, net of 1,549, up 0.7%

•	Dollar value of homes in backlog of $776.4 million, up 0.4%, driven by an increase in the average selling price of homes in backlog of $347.2 thousand, up more than $11 thousand year-over-year

•	Selling, general and administrative expenses (SG&A) as a percentage of total revenue was 13.3%, an improvement of 60 basis points

•	Land and land development spending of $102.9 million, up 23.1%

•	Total available liquidity at quarter end of $279.5 million, including $138.8 million of unrestricted cash and $140.7 million available on the Company’s revolving credit facility.

Gatherings Update
Since the beginning of the second quarter, the Company has accelerated operational and land investments in its Gatherings active adult communities. Ground breaking took place on the Company’s first Orlando Gatherings community in the Lake Nona master-planned development. That site will ultimately provide more than 200 homes and will be open for sales in the first quarter of fiscal year 2018. Other sites were approved for purchase representing more than 240 homes, and the Company is currently reviewing a pipeline of future potential communities that exceeds 2,000 homes. On May 18th, the Company will host an event in New York City for institutional investors to further explain this rapidly expanding component of the Company’s business.

Summary results for the three and six months ended March 31, 2017 are as follows:

	Three Months Ended March 31,
	2017	2016	Change*
New home orders, net of cancellations	1,549	1,538	0.7%
Orders per community per month	3.4	3.1	9.0%
Average active community count	154	166	(7.6)%
Actual community count at quarter-end	158	163	(3.1)%
Cancellation rates	16.6%	17.6%	-100 bps

Total home closings	1,239	1,150	7.7%
Average selling price (ASP) from closings (in thousands)	$340.5	$328.0	3.8%
Homebuilding revenue (in millions)	$421.9	$377.3	11.8%
Homebuilding gross margin	16.0%	15.4%	60 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	16.0%	15.9%	10 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.7%	20.2%	50 bps

Loss from continuing operations before income taxes (in millions)	$(12.0)	$(5.2)	$(6.7)
Benefit from income taxes (in millions)	$(4.5)	$(3.9)	$(0.6)
Loss from continuing operations (in millions)*	$(7.5)	$(1.3)	$(6.2)
Basic and diluted loss per share from continuing operations	$(0.23)	$(0.04)	$(0.19)

Loss from continuing operations before income taxes (in millions)	$(12.0)	$(5.2)	$(6.7)
Loss on debt extinguishment (in millions)	$15.6	$1.6	$13.9
Inventory impairments and abandonments (in millions)	$0.3	$1.8	$(1.5)
Income (loss) from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)*	$3.9	$(1.8)	$5.6

Net loss	$(7.5)	$(1.2)	$(6.3)
Net income (loss) excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)* +	$2.5	$(4.0)	$6.5

Land and land development spending (in millions)	$102.9	$83.6	$19.3

Adjusted EBITDA (in millions)	$33.2	$26.2	$7.0
LTM Adjusted EBITDA, excluding unexpected warranty costs (net of recoveries), additional insurance recoveries and write-off of deposit (in millions)	$161.8	$160.1	$1.7
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment and inventory impairments and abandonments were both tax-effected at annualized effective tax rates of 36.7% and 48.8% for the three months ended March 31, 2017 and March 31, 2016, respectively.
“LTM” indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2017	2016	Change*
New home orders, net of cancellations	2,554	2,461	3.8%
LTM orders per community per month	2.8	2.6	7.7%
Cancellation rates	18.6%	20.9%	-230 bps

Total home closings	2,234	2,199	1.6%
ASP from closings (in thousands)	$339.3	$324.6	4.5%
Homebuilding revenue (in millions)	$758.0	$713.8	6.2%
Homebuilding gross margin	15.9%	16.3%	-40 bps
Homebuilding gross margin, excluding I&A	15.9%	16.7%	-80 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.6%	20.8%	-20 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales and unexpected warranty costs (net of recoveries)	20.6%	20.3%	30 bps

Loss from continuing operations before income taxes (in millions)	$(15.9)	$(3.4)	$(12.5)
Benefit from income taxes (in millions)	$(7.0)	$(3.3)	$(3.7)
Loss from continuing operations (in millions)*	$(8.9)	$(0.1)	$(8.7)
Basic and diluted loss per share from continuing operations	$(0.27)	$(0.01)	$(0.26)

Loss from continuing operations before income taxes (in millions)	$(15.9)	$(3.4)	$(12.5)
Loss on debt extinguishment (in millions)	$15.6	$2.5	$13.1
Inventory impairments and abandonments (in millions)	$0.3	$3.2	$(2.9)
Income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)*	$—	$2.2	$(2.3)

Net loss	$(9.0)	$(0.2)	$(8.7)
Net income (loss) excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)*	$(1.2)	$1.7	$(2.9)

Land and land development spending (in millions)	$206.1	$195.3	$10.8

Adjusted EBITDA (in millions)	$54.9	$55.7	$(0.7)
Adjusted EBITDA, excluding unexpected warranty costs (net of recoveries) and write-off of a deposit (in millions)	$57.6	$52.1	$5.6
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment and inventory impairments and abandonments were both tax-effected at annualized tax effective rates of 36.7% and 48.8% for the six months ended March 31, 2017 and March 31, 2016, respectively.
“LTM” indicates amounts for the trailing 12 months.

As of March 31, 2017

	As of March 31,
	2017	2016	Change
Backlog units	2,236	2,300	(2.8)%
Dollar value of backlog (in millions)	$776.4	$773.0	0.4%
ASP in backlog (in thousands)	$347.2	$336.1	3.3%
Land and lots controlled	23,181	25,132	(7.8)%

Conference Call

The Company will hold a conference call on May 4, 2017 at 10:00 a.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-495-9347 (for international callers, dial 203-369-1775) and enter the passcode “3740” (available until 10:59 p.m. ET on May 11, 2017), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition among lenders and enhanced customer service. The Company's active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vi) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preferences in home design; (xi) continuing severe weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of any related obligations; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND UNAUDITED
COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Total revenue	$425,468	$385,607	$764,709	$730,056
Home construction and land sales expenses	357,788	324,216	643,366	609,727
Inventory impairments and abandonments	282	1,825	282	3,181
Gross profit	67,398	59,566	121,061	117,148
Commissions	16,632	14,582	29,955	28,356
General and administrative expenses	40,100	38,898	76,488	70,567
Depreciation and amortization	3,155	3,056	5,832	6,047
Operating income	7,511	3,030	8,786	12,178
Equity in income (loss) of unconsolidated entities	33	(51)	55	9
Loss on extinguishment of debt	(15,563)	(1,631)	(15,563)	(2,459)
Other expense, net	(3,940)	(6,558)	(9,136)	(13,123)
Loss from continuing operations before income taxes	(11,959)	(5,210)	(15,858)	(3,395)
Benefit from income taxes	(4,464)	(3,898)	(7,004)	(3,282)
Loss from continuing operations	(7,495)	(1,312)	(8,854)	(113)
Income (loss) from discontinued operations, net of tax	(40)	78	(110)	(122)
Net loss and comprehensive loss	$(7,535)	$(1,234)	$(8,964)	$(235)
Weighted average number of shares:
Basic and diluted	31,969	31,808	31,931	31,783
Basic and diluted loss per share:
Continuing operations	$(0.23)	$(0.04)	$(0.27)	$(0.01)
Discontinued operations	—	—	—	—
Total	$(0.23)	$(0.04)	$(0.27)	$(0.01)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Capitalized interest in inventory, beginning of period	$144,299	$132,462	$138,108	$123,457
Interest incurred	26,482	30,467	53,569	60,555
Capitalized interest impaired	—	(84)	—	(84)
Interest expense not qualified for capitalization and included as other expense	(4,046)	(6,633)	(9,298)	(14,065)
Capitalized interest amortized to home construction and land sales expenses	(19,819)	(16,073)	(35,463)	(29,724)
Capitalized interest in inventory, end of period	$146,916	$140,139	$146,916	$140,139

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$138,809	$228,871
Restricted cash	14,696	14,405
Accounts receivable (net of allowance of $193 and $354, respectively)	43,781	53,226
Income tax receivable	288	292
Owned Inventory	1,631,072	1,569,279
Investments in unconsolidated entities	6,112	10,470
Deferred tax assets, net	317,296	309,955
Property and equipment, net	18,981	19,138
Other assets	4,166	7,522
Total assets	$2,175,201	$2,213,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$100,290	$104,174
Other liabilities	102,527	134,253
Total debt (net of premium of $3,799 and $1,482, respectively, and debt issuance costs of $15,709 and $15,514, respectively)	1,334,362	1,331,878
Total liabilities	$1,537,179	$1,570,305
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,544,628 issued and outstanding and 33,071,331 issued and outstanding, respectively)	34	33
Paid-in capital	869,423	865,290
Accumulated deficit	(231,435)	(222,470)
Total stockholders’ equity	638,022	642,853
Total liabilities and stockholders’ equity	$2,175,201	$2,213,158

Inventory Breakdown
Homes under construction	$462,017	$377,191
Development projects in progress	772,664	742,417
Land held for future development	152,724	213,006
Land held for sale	25,585	29,696
Capitalized interest	146,916	138,108
Model homes	71,166	68,861
Total owned inventory	$1,631,072	$1,569,279

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2017	2016	2017	2016
Closings:
West region	561	554	1,071	1,046
East region	286	277	503	534
Southeast region	392	319	660	619
Total closings	1,239	1,150	2,234	2,199

New orders, net of cancellations:
West region	683	737	1,150	1,159
East region	414	391	642	639
Southeast region	452	410	762	663
Total new orders, net	1,549	1,538	2,554	2,461

			As of March 31,
Backlog units at end of period:			2017	2016
West region			907	1,068
East region			583	592
Southeast region			746	640
Total backlog units			2,236	2,300
Dollar value of backlog at end of period (in millions)			$776.4	$773.0

	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2017	2016	2017	2016
Homebuilding revenue:
West region	$185,155	$176,940	$356,904	$334,136
East region	113,279	101,862	194,529	196,207
Southeast region	123,440	98,453	206,567	183,505
Total homebuilding revenue	$421,874	$377,255	$758,000	$713,848

Revenues:
Homebuilding	$421,874	$377,255	$758,000	$713,848
Land sales and other	3,594	8,352	6,709	16,208
Total revenues	$425,468	$385,607	$764,709	$730,056

Gross profit:
Homebuilding	$67,324	$58,275	$120,528	$116,338
Land sales and other	74	1,291	533	810
Total gross profit	$67,398	$59,566	$121,061	$117,148

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.
In addition, given the unusual size and nature of the charges (net of expected insurance recoveries) recorded related to the Florida stucco issues, homebuilding gross profit is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended March 31,				Six Months Ended March 31,
	2017		2016		2017		2016
Homebuilding gross profit/margin	$67,324	16.0%	$58,275	15.4%	$120,528	15.9%	$116,338	16.3%
Inventory impairments and abandonments (I&A)	188		1,825		188		2,613
Homebuilding gross profit/margin before I&A	67,512	16.0%	60,100	15.9%	120,716	15.9%	118,951	16.7%
Interest amortized to cost of sales	19,819		16,073		35,463		29,440
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	87,331	20.7%	76,173	20.2%	156,179	20.6%	148,391	20.8%
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—		—		—		(3,612)
Homebuilding gross profit/margin before I&A, interest amortized to cost of sales and unexpected warranty costs (net of recoveries)	$87,331	20.7%	$76,173	20.2%	$156,179	20.6%	$144,779	20.3%

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments.
In addition, given the unusual size and nature of certain amounts recorded during the periods presented, Adjusted EBITDA is also shown excluding these amounts. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31,(a)
(In thousands)	2017	2016	2017	2016	2017	2016
Net income (loss)	$(7,535)	$(1,234)	$(8,964)	$(235)	$(4,036)	$368,195
Expense (benefit) from income taxes	(4,493)	(3,865)	(7,072)	(3,359)	12,511	(328,692)
Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization	23,865	22,790	44,761	43,873	105,598	94,174
Depreciation and amortization and stock-based compensation amortization	5,495	5,087	10,354	9,834	22,272	21,270
Inventory impairments and abandonments (b)	282	1,741	282	3,097	11,757	6,206
Loss on extinguishment of debt	15,563	1,631	15,563	2,459	26,527	2,539
Adjusted EBITDA	$33,177	$26,150	$54,924	$55,669	$174,629	$163,692
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—	—	—	(3,612)	—	(3,612)
Additional insurance recoveries from third-party insurer	—	—	—	—	(15,500)	—
Write-off of deposit on legacy land investment	—	—	2,700	—	2,700	—
Adjusted EBITDA excluding unexpected warranty costs (net of recoveries), additional insurance recoveries and write-off of deposit	$33,177	$26,150	$57,624	$52,057	$161,829	$160,080

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization.” The impaired amounts were not material in any period presented.